Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

      THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into by and between LARRY R. SEIDEL (“Employee”), residing at 4431 Dittmar Road, Arlington, Virginia 22207 and AMERICAN MANAGEMENT SYSTEMS, INCORPORATED (“AMS”), with its principal place of business at 4050 Legato Road, Fairfax, VA, 22033, (each individually a “party” and collectively “the parties”) and is effective as of the date on which the last party to execute this Agreement signs on the signature page hereof.

      WHEREAS, Employee was employed by AMS as an Executive Vice President; and

      WHEREAS, Employee and AMS agreed to end the employment relationship effective July 31, 2003; and

      WHEREAS, AMS wishes to provide Employee assistance in transitioning from AMS employment and so has offered and Employee has agreed to accept this Agreement as set forth below; and

      WHEREAS, the parties agree that it is in their mutual interest to resolve all matters between them on an amicable basis;

      NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

      1. Separation from Employment

          Employee’s last day as an AMS employee was July 31, 2003 (the “Separation Date”).

      2. Severance and Other Consideration

(a)	In consideration for Employee’s promises in this Agreement, and in full settlement of any actual or potential claims for any bonus, incentive compensation and severance obligations for 2003 and prior years, and for the release of any other claims or potential claims described in Section 12 herein, AMS agrees to do the following:

i)	pay to Employee the sum of One Million One Hundred Forty Thousand Dollars ($1,140,000.00);

ii)	(A) pay to Employee an amount equal to eighteen (18) months of premiums for health and dental insurance continuation coverage under any AMS health plans in which Employee is enrolled as of the Separation Date pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”); this amount will be “grossed up” so that the payment net of taxes will be Sixteen Thousand One Hundred Sixty-Five and 80/100 Dollars ($16,165.80);

(B) after COBRA coverage has expired (in general, COBRA coverage extends for eighteen (18) months from the Separation Date), AMS will provide Employee the after-tax economic equivalent of the benefits Employee would have received under the AMS Retiree Medical Program, had Employee qualified for that program on the Separation Date. The economic equivalent of the benefits Employee would have received under the Program shall be the lowest cost that would be incurred by the Employee in obtaining health insurance coverage for himself and his eligible dependents that will provide benefits comparable to the benefits offered under the AMS Retiree Medical Program, less any required Employee contributions or premiums Employee would have paid under the Program. Employee agrees to work closely and cooperatively with AMS Benefits to “shop” for a comparable individual policy that most closely matches the coverage currently provided under the AMS Retiree Medical Program. AMS will pay the cost of this coverage, less the amounts Employee would have had to pay for premiums under the AMS Retiree Medical Program (which is two times the full premium cost for active employees). AMS’s obligation to provide the after-tax economic equivalent of the benefits Employee would have received shall continue until the date Employee becomes eligible for Medicare coverage at age 65; however, if AMS should terminate or materially reduce the coverage of its Retiree Medical Program at any time prior to Employee attaining age 65, AMS shall pay Employee an after-tax lump sum amount equal to the average monthly difference between the cost of comparable coverage (as calculated as of the time immediately preceding the material reduction in coverage) and the Employee premium, computed on the basis of the preceding six (6) months, and then multiplied by the number of months, including partial months, remaining until Employee reaches age 65. This lump sum amount shall be discounted to net present value;

iii)	provide Employee with the option of recording an outgoing message for his AMS voicemail system, subject to AMS’s approval, that contains information as to where he can be reached. AMS will maintain the outgoing message in the voicemail system for three (3) months after the Separation Date; and

iv)	provide Employee with executive outplacement services through Right Management Consultants’ Professional Management Service program for a period of up to nine (9) months after he first consults with Right Management Consultants.

(b)	Within fifteen (15) business days following the receipt by AMS of this Agreement signed by Employee, AMS shall pay to Employee the amount of One Million One Hundred Forty Thousand Dollars ($1,140,000.00) referenced in Section 2(a)(i) and the full amount referenced in Section 2(a)(ii)(A). Said payments will be made by check delivered to Employee’s home address. These payments shall be subject to all legally required withholdings and deductions. The 2(a)(ii)(A) payment is referenced net of taxes and withholdings.

(c)	Employee understands that AMS will not provide him with any of the payments or other benefits set forth above if he revokes his signature as provided for in Section 16 below.

      3. Consideration Acknowledgement

      The parties agree that AMS’s commitments in Section 2 are in full, final and complete settlement of all claims Employee may have against AMS, its affiliates, past and present officers,

directors, employees, agents, successors and assigns, and exceed those to which Employee otherwise would be entitled absent his promises in this Agreement.

      4. Stock Options and Restricted Stock

      Employee’s outstanding stock options, which have not yet vested, shall fully vest on Separation Date. Employee shall retain the right to exercise any of his outstanding non-qualified stock options through July 31, 2004 or the expiration date of the option, whichever is earlier. However, any incentive stock options (ISOs) must be exercised within thirty (30) days of Separation Date. Employee also retains the right to 3,334 vested deferred stock units granted as part of a restricted stock award, for which AMS will either issue stock certificates to Employee or transfer into a brokerage account as per Employee’s written instructions. The remaining 6,666 unvested restricted stock units will be vested as of Separation Date and AMS will either grant stock certificates to Employee or transfer into a brokerage account as per Employee’s written instructions.

      5. Other Welfare Benefit Plans

      This Agreement does not affect Employee’s rights to receive his vested account balances (if any) under the American Management Systems, Inc. 401(k) Plan, the American Management Systems, Inc. WealthBuilder Plan, the American Management Systems, Incorporated Executive Deferred Compensation Plan, and the American Management Systems, Incorporated StockBuilder Plan.

      6. Accrued Vacation

      AMS will pay Employee any accrued but unused annual leave at current rate of pay as of his Separation Date, in accordance with AMS policies. Such payment will be made by check made payable to Employee no later than the next regularly scheduled payday after the Separation Date and delivered to Employee’s home address.

      7. Business Expenses

      AMS will reimburse Employee for legitimate business expenses incurred on or before the Separation Date in accordance with AMS’s expense reimbursement practices, so long as such expenses are submitted on or before October 24, 2003.

      8. Non-Admission of Liability

      Nothing in this Agreement shall be construed as an admission of liability by AMS, its affiliates, or its past and present officers, directors, employees or agents, and AMS specifically disclaims liability to or wrongful treatment of Employee on the part of itself, its affiliates, and its past and present officers, directors, employees and agents.

      9. No Pending Actions

      Employee represents that he has not filed any complaints or charges against AMS with the U.S. Department of Labor, the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, and covenants that he will not seek to recover on any claim released in this Agreement. To the extent permitted by law, Employee promises that he will not voluntarily assist any third party in pursuing any legal claim against AMS, and he will immediately notify AMS if he is asked to provide such assistance.

      10. Legal Fees and Indemnification

(a)	In the event that Employee is made a party, or, is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of AMS, or is or was serving at the request of AMS as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Employee’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Employee shall be indemnified and held harmless by AMS to the fullest extent permitted or authorized by AMS’s certificate of incorporation and by-laws. To the extent consistent with the foregoing, this obligation to indemnify the Employee and hold him harmless shall continue even if he has ceased to be a director, officer, member, employee or agent of AMS or other such entity described above, and shall inure to the benefit of the Employee’s heirs, executors and administrators. AMS shall advance to the Employee all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) days after receipt by AMS of a written request for such advance.

Such request shall include an undertaking by the Employee to repay the amount of such advance if it shall ultimately be determined that the Employee is not entitled to be indemnified against such costs and expenses.

(b)	Neither the failure of AMS (including its Board, independent legal counsel or stockholders) to have made a determination before such Proceeding concerning payment of amounts claimed by the Employee under subsection (a) above that indemnification of the Employee is proper because he has met the applicable standards of conduct, nor a determination by AMS (including its Board, independent legal counsel or stockholders) that the Employee has not met such applicable standards of conduct, shall create a presumption that the Employee has not met the applicable standards of conduct.

      11. Ongoing Cooperation

      In the event that a third party pursues a legal claim against AMS relating in any way to any task or project on which Employee worked while employed by AMS, he agrees to provide reasonable and lawful cooperation to AMS in its defense against such claim. AMS shall pay any reasonable expenses incurred by Employee in connection with such cooperation. Employee voluntarily agrees to make himself available to AMS for interviews and to provide AMS with truthful and accurate information including, but not limited to, documents, testimony, or written or oral statements. Employee agrees to notify AMS, directly or through counsel, within five (5) days of receipt of any subpoena or other legal process regarding his employment with AMS so that AMS may take any action that it deems appropriate to protect its proprietary and other interests.

      12. General Release and Covenant Not to Sue

      Employee covenants not to sue, and fully and forever releases and discharges AMS, its subsidiaries, affiliates, divisions, successors and assigns, together with its past and present shareholders, directors, officers, employees, and agents (collectively, the “Releasees”) from any and all claims, debts, liens, liabilities, demands, obligations, acts, agreements, causes of action, suits, costs and expenses (including attorneys’ fees), damages (whether pecuniary, actual, compensatory, punitive or exemplary) or liabilities of any nature or kind whatsoever in tort, contract, or by federal, state or local statute, regulation or order, law or equity or otherwise, whether now known or unknown; provided, however, that nothing in this Agreement shall either waive any rights or claims of Employee that arise after the date Employee signs this Agreement or which, as a matter of law, cannot be released or waived. Moreover, nothing in this Agreement shall impair or preclude Employee’s right to claim reasonable expenses, legal fees or indemnification pursuant to Sections 10 and 11, or to take action to enforce the terms of this Agreement. This release includes but is not limited to claims arising under federal, state or local laws prohibiting employment discrimination, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, or the Americans with Disabilities Act; claims under the Worker Adjustment and Retraining Notification Act; claims for attorneys’ fees or costs; workers’ compensation claims; any and all claims regarding any employment contract, whether written, oral, implied or otherwise; claims relating to AMS’s right to terminate its employees; claims for salary, payments in lieu of extended leave, incentive payments or any other remuneration; claims relating to or arising from any amendment or termination of the American Management Services, Incorporated Executive Deferred Compensation Plan, the American Management Systems, Incorporated Umbrella Trust Agreement By and Between American Management Systems, Incorporated and Key Trust Company of Ohio, N.A. for Executive Deferred Compensation Plan, or any other employee benefit plan or arrangement or perquisite sponsored or offered by AMS; or any other claims under federal, state, or local statute, regulation or ordinance, common law, or any other law whatsoever, to the full extent permitted by law. Employee expressly agrees and understands that this is a General Release. Notwithstanding the foregoing release and ongoing covenants contained in this Agreement, Employee is not relinquishing any rights he may possess as an AMS stockholder, and no exercise of such rights shall be construed as a violation of this Agreement.

      13. Employment Verification

      Employee shall direct all employment verification inquiries to Ms. Patricia Bradshaw, Vice President Human Resources Operations, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, VA 22033 who shall provide requestor only Employee’s dates of employment and last job title and shall confirm his most recent salary.

      14. Confidential Information and Return of Company Property

      Employee acknowledges that all confidential information regarding the business of AMS compiled by, created by, obtained by, or furnished to, Employee during his employment with AMS is the exclusive property of AMS. On or before Separation Date, Employee will return to AMS all originals and copies of any material involving such confidential information. Employee further agrees that such confidential information is a valuable and unique asset of AMS and agrees that he will not at any time after execution of this Agreement, directly or indirectly, divulge or use such information, whether or not such information is in written or other tangible form unless required by law. Employee shall also return to AMS on or before Separation Date any items in his possession, custody or control that are the property of AMS including, but not limited to, his employee manual, passwords, office equipment, identification card and office keys. Notwithstanding the foregoing, AMS and Employee agree that Employee may retain for personal use the following AMS property: a laptop computer (Asset No. 41279). Such laptop computer will be provided to Employee within fifteen (15) days of his execution of this Agreement provided he has complied with the terms of this Section 14. In order to ensure that AMS is not in breach of its software licenses, Employee shall return the laptop computer to the AMS’s IT Department in order that AMS may delete all Company or third party software and data files from the computer. Employee shall not make any copies of the same prior to this deletion exercise. AMS provides no warranty as to the condition of the computer which has been in Employee’s possession and subject to Employee’s control. Employee shall return any other computer property of AMS in accordance with the provisions of this Section 14.

      15. Non-Disparagement

      Subject to Employee’s obligation to provide truthful and accurate information in legal proceedings, Employee agrees that he will not voluntarily make any disparaging statements (written or oral) about AMS or any of its directors, officers or employees.

      16. Execution and Revocation Periods

      Employee acknowledges that he has been given at least twenty-one (21) days from receipt of this Agreement to consider this Agreement and that he has seven (7) days from the date he executes this Agreement in which to revoke it, and that this Agreement will not be effective or enforceable nor the payments and other benefits set forth in Section 2(a) provided until after the seven (7) day revocation period ends. Employee’s signature below, on a date before the expiration of the twenty-one (21) day review period, demonstrates that he has waived any of the remaining time within the twenty-one (21) days. Revocation can be made by delivery of a written notice of revocation to Mr. Garry Griffiths, Chief Human Resources Officer, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, VA, 22033, by midnight on or before the seventh (7th) calendar day after Employee signs the Agreement.

      17. Consultation with Counsel

      Employee acknowledges that he has been advised to consult with an attorney of his choice with regard to this Agreement. AMS agrees to contribute up to Three Thousand Dollars ($3,000.00) in legal expenses incurred by Employee for legal consultation provided AMS receives a written invoice for such expenses from Employee’s attorney representing that such services have, in fact, been provided. Monies paid to Employee for legal expenses will be considered taxable income to Employee. Employee hereby acknowledges that he understands the significance of this Agreement, and represents that the terms of this Agreement are fully understood and voluntarily accepted by him.

      18. Binding Effect

      This Agreement shall be binding on AMS and Employee and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Releasees and each of them and to their respective heirs, administrators, representatives, executors, successors and assigns.

      19. Non-Compete, Non-Solicitation Provisions

      Employee acknowledges that in the course of his employment with AMS, he has been exposed to a significant amount of highly confidential information about AMS and its clients, business practices and strategies and that even inadvertent disclosure of this information would cause AMS great harm. Accordingly Employee agrees that:

a.	for twelve (12) months from the Separation Date (the “Restricted Period”) he will not, on his own behalf or on behalf of any other person or entity, directly or indirectly solicit for the provision of, or provide competitive products or services to, any AMS customers for which he provided products and services on behalf of AMS during the two (2) years prior to the Separation Date, or any prospective customers that AMS was actively soliciting to become clients during the two (2) years prior to his Separation Date and in which Employee had any material involvement in the solicitation or proposal process. “Competitive Products or Services” shall be defined as products or services, which are in whole or in part similar to AMS’s proprietary products or to services then available from AMS on the Separation Date; and

b.	during the Restricted Period Employee will not directly or indirectly, on his own behalf or in aid of another person or entity, hire or engage or solicit for hire or engagement any individual who was an employee of AMS in the three (3) months prior to the solicitation or hire; and

c.	Employee agrees that the above restrictions are reasonable – including the short length of time, and the limitation as to AMS customers and prospective customers – and do not unreasonably restrict his ability to earn a living after the Separation Date. Employee further agrees that these restrictions protect AMS’s legitimate business interests. Employee also agrees that in addition to any other remedies, including an action for damages, AMS also may seek injunctive relief against Employee for violation of this Section.

      20.  Entire Agreement

      This Agreement sets forth the entire agreement between Employee and AMS, and fully supersedes any and all prior agreements or understandings, oral or written, between the parties regarding its subject matter; provided, however, that nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation (a) of Employee pursuant to the AMS 1977 letter regarding confidentiality obligations signed by Employee on July 20, 1977, that by its terms continues after Employee’s separation from AMS’s employment (copy attached as Exhibit A), or (b) of Employer pursuant to any agreements establishing the terms of benefit or long term compensation plans with the exception of any stock option agreements. This Agreement renders null and void the Employment Agreement signed by Employee on September

6, 2002.

      21. Amendment

      This Agreement may be modified only by a written agreement signed by both parties. Employee acknowledges that he has not relied upon any statement or representation, written or oral, by any AMS Releasee that is not set forth or referenced in this Agreement.

      22. Choice of Law

      This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

      23. Counterparts

      This Agreement may be signed in counterparts and each such counterpart shall be deemed to be an original but together all such counterparts shall be deemed a single agreement.

      24. Interpretation and Severability

      The language in this Agreement shall be construed as a whole and will be given its fair meaning. This Agreement will not be interpreted for or against any party. In the event that any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under the law of any state or of the United States, such unenforceability shall not affect any other provision of this Agreement, but, with respect only to that jurisdiction holding the provision to be unenforceable, this Agreement shall be construed as if such unenforceable provision had never been in the Agreement.

      25. Arbitration

      Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration, in accordance with the Employment Arbitration Rules and procedures of the American Arbitration Association. Arbitration shall occur before a single arbitrator, provided, however, that if the parties cannot agree on the selection of such arbitrator within thirty (30) days after the matter is referred to arbitration, each party shall select one arbitrator and those arbitrators shall jointly designate a third arbitrator to comprise a panel of three arbitrators. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the Commonwealth of Virginia. AMS and the Employee each irrevocably consent to the jurisdiction of the federal and state courts located in the Commonwealth of Virginia for this purpose. The arbitrator shall be authorized to allocate the costs of arbitration between the parties. Notwithstanding the foregoing, AMS, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief in order to avoid irreparable harm and such other relief as AMS shall elect to enforce Sections 11, 14, 15, and 19.

PLEASE READ CAREFULLY.
THIS AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF
ALL KNOWN AND UNKNOWN CLAIMS.
EMPLOYEE’S VOLUNTARY SIGNATURE BELOW ACKNOWLEDGES THAT
HE HAS READ THIS AGREEMENT, UNDERSTANDS ITS TERMS, AND HAS
ENTERED INTO IT KNOWINGLY.

Date:	10/23/2003		/s/ Larry R. Seidel

LARRY R. SEIDEL

Date:	10/28/2003		AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

		By:	/s/ Garry Griffiths

GARRY GRIFFITHS
Executive Vice President &
Chief Human Relations Officer